Exhibit 99.1

  Adept Technology, Inc. Announces Reverse Stock Split and New Trading Symbol

    LIVERMORE, Calif.--(BUSINESS WIRE)--Feb. 25, 2005--Adept Technology, Inc. (OTCBB:ADEO) today announced the effectiveness of its one-for-five (1:5) reverse stock split with the opening of the Over-the-Counter Bulletin Board (OTCBB) market this morning. Adept's new common stock trading symbol is ADEO, replacing the former ADTK used for the pre-split common shares. Adept shareholders will shortly receive instructions from our Transfer Agent, Mellon Investor Services, about the procedure for exchanging shares of old common stock into shares of new Adept common stock.
    Adept will not issue any fractional shares of its new common stock as a result of the reverse split. Instead, Adept will pay each shareholder who would otherwise be entitled to receive a fractional share of new common stock an amount in cash equal to the value of such fractional shares based on the closing price of the Adept pre-reverse split common stock on February 24, 2005.
    Adept shareholders authorized the reverse stock split at the Annual Shareholders meeting held on November 4, 2004. Adept is implementing the reverse stock split for several reasons. One reason is our desire to eventually apply for relisting on the NASDAQ Small-Cap or National Market, which have minimum trading price requirements. The reverse split is intended to assist with meeting this requirement, and we intend to apply for relisting once all other listing requirements are also satisfied. Another reason for implementing the reverse split is to bring the number of shares outstanding into line with the size of our Company's current operations, thus making EPS calculations more meaningful.

    About Adept Technology, Inc.

    Adept Technology designs, manufactures and markets factory automation components for the telecommunications, consumer electronics, automotive parts, packaging, food, semiconductor, laboratory automation and pharmaceutical industries throughout the world. Adept's robots, controllers, and motion control and vision software products are used for small parts assembly, material handling and precision process applications. Our intelligent automation product lines include industrial robots, configurable linear modules, flexible feeders, semiconductor process components, OEM motion controllers for robot mechanisms and other flexible automation equipment, machine vision systems and software, and application software. Founded in 1983, Adept is America's largest manufacturer of industrial robots. More information is available at www.adept.com.

    Forward-Looking Statement

    This press release contains certain forward-looking statements including statements regarding our common stock, its trading activity, liquidity, and price levels and volatility; and NASDAQ relisting requirements and our ability to achieve them, which depend upon expenses, margins, revenues and future operating results that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed or implied in any of the above forward-looking statements for a variety of reasons, including but not limited to, its customers' ability to pay invoices in a timely manner; the risk that some of its customers may become insolvent; future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; the financial and operating risks and regulatory requirements associated with the company's international operations; the company's limited cash resources and cash flow which could impair the company's operations and revenue generating activities; the capital spending cyclicality of the company's customers and lack of long-term customer contracts; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company's products; the company's significant fixed costs which are not easily reduced; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with the seasonality of the company's products; the risks associated with acquisitions, including integration risks; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; decreased acceptance of the company's new or current products in the marketplace; the company's ability to sell its products through systems integrators and original equipment manufacturers who may also promote competing products; risks associated with variations in our gross margins based on factors which are not always in our control; or risks associated with our stock trading on the OTC Bulletin Board including liquidity and price risks, and fluctuations in our stock price.
    For a discussion of additional risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2004 and quarterly report on Form 10-Q for the quarters ended October 2, 2004 and January 1, 2005, including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.



    CONTACT: Adept Technology, Inc.
             Robert Strickland, 925-245-3413 (Investor Relations) investor.relations@adept.com